Exhibit 4.4

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE SHALL NOT TRADE SUCH SECURITIES BEFORE OCTOBER 23, 2020.

WITHOUT THE PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ISSUED ON EXERCISE HEREOF MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL OCTOBER 23, 2020.

Issue Date: June 22, 2020

Certificate No. 01

UNSECURED CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, SIYATA MOBILE INC. (the “Company”) promises to pay to Accel Telecom Ltd. of Meshek 43 Bene Atarot 6099100 Israel (the “Holder”), the principal sum of C$1,330,000 in lawful currency of Canada (the “Principal Amount”) on or before June 22, 2021 (the “Maturity Date”), subject to section 4.1 and the terms and conditions hereof. This Debenture shall bear interest calculated per annum at the Interest Rate (as defined herein).

This Debenture is subject to the following additional terms and conditions:

1.	Definitions

1.1	For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, the following terms shall have the following meanings:

(a)	“Business Day” means any day except Saturday, Sunday and any day which shall be a statutory holiday in the province of British Columbia or a day on which banking institutions in the province of British Columbia are authorized or required by law or other government action to close;

(b)	“Change of Control” means (i) any event as a result of, or following which, any person, or group of persons “acting jointly or in concert” within the meaning of applicable Canadian securities laws, beneficially owns or exercises control or direction over an aggregate of more than 50% of the then outstanding Common Shares; or (ii) the sale or other transfer of all or substantially all of the consolidated assets of the Company;

(c)	“Common Shares” means the common shares in the capital of the Company and shares of any other class into which such Common Shares may hereafter have been reclassified or changed;

(d)	“Conversion Date” has the meaning set forth in Section 3.2 hereof;

(e)	“Conversion Price” means $0.30;

(f)	“Conversion Share” means a Common Share issuable upon conversion of all or a portion of the Principal Amount;

(g)	“Debenture” means this unsecured convertible debenture;

(h)	“Exchange” means the TSX Venture Exchange;

(i)	“Interest Rate” means 10.0% per annum;

(j)	“Issue Date” means June 22, 2020;

(k)	“Offering” means the offering of convertible debentures and warrants by the Company for aggregate gross proceeds of up to USD$1,400,000 under which this Debenture is being issued;

(l)	“Person” means a corporation, association, partnership, organization, business, individual, government or political subdivision thereof;

(m)	“Principal Amount” means the principal amount as may be due and owing by the Company to the Holder from time to time under this Debenture; and

(n)	“Trading Day” means a day on which the Common Shares are traded on the Exchange or other trading market on which the Common Shares are then listed or quoted, provided that, in the event that the Common Shares are not listed or quoted, then Trading Day shall mean a Business Day.

1.2	Unless otherwise provided, all dollar amounts referred to in this Debenture are in lawful money of Canada.

2.	Interest

2.1	The Principal Amount shall bear simple interest both before and after maturity, default and judgment, from and including the Issue Date to the date of repayment in full, or conversion, at the Interest Rate. Such interest will be calculated quarterly, not in advance, on the basis of a year of 365 days and payable quarterly after the Issue Date. In the event that the entire Principal Amount remaining outstanding is converted into Conversion Shares, any interest owing as of the Conversion Date (as defined below), will be paid by the Company within three Business Days of the Conversion Date.

3.	Conversion

3.1	Subject to Section 4, at any time after the Issue Date until one Business Day prior to the Maturity Date, and provided that this Debenture is then outstanding, the Principal Amount then outstanding may be converted into Conversion Shares at the option of the Holder, in whole or in part, at any time and from time to time. The Holder shall convert a minimum of $6,000 of the Principal Amount for any conversion, unless there is less than $6,000 of the Principal Amount then outstanding.

3.2	The Holder shall effect conversions by delivering to the Company a duly completed and executed Notice of Conversion in the form attached hereto as Appendix A (a “Notice of Conversion”), specifying the aggregate amount of the Principal Amount to be converted and the date on which such conversion is to be effected (a “Conversion Date”), which date shall not be more than ten (10) days following the date of delivery of the Notice of Conversion. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that is five (5) Business Days following the date of delivery of the Notice of Conversion. To effect conversions hereunder, the Holder shall be required to electronically surrender the Debenture to the Company.

3.3	Any conversions hereunder shall have the effect of lowering the outstanding Principal Amount in an amount equal to the applicable amount of the Principal Amount being converted. The Holder and the Company shall maintain records showing all Principal Amounts converted and the date of such conversions. The Company shall deliver any objection to any Notice of Conversion within five (5) Business Days of receipt of such notice. The Holder, by acceptance of this Debenture, acknowledges and agrees that, following conversion of a portion of this Debenture, the unpaid and unconverted Principal Amount will be less than the amount stated on the face hereof and a new certificate will be issued to reflect such new Principal Amount.

3.4	The number of Conversion Shares issuable upon any conversion shall be determined by the quotient obtained by dividing (x) by (y) where (x) is equal to the amount of the Principal Amount to be converted and (y) is the Conversion Price.

3.5	Not later than ten (10) Trading Days after any Conversion Date, the Company will deliver to the Holder a certificate representing the number of Conversion Shares being issued, which certificate shall bear such restrictive legends and trading restrictions as are required by applicable laws and by the Exchange.

3.6	If the Company shall at any time or from time to time, while any Principal Amount is still outstanding, effect a subdivision or consolidation of the outstanding Common Shares, the Conversion Price in effect immediately before a subdivision shall be proportionately decreased, and, conversely, the Conversion Price in effect immediately before a consolidation shall be proportionately increased. Any adjustment under this Section 3.6 shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

3.7	If the Company at any time or from time to time while this Debenture is outstanding, issues, or fixes a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable solely in Common Shares, the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction (i) the numerator of which is the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the sum of the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3.7 to reflect the actual payment of such dividend or distribution.

3.8	If at any time while this Debenture is outstanding, (i) the Company effects any merger or combination of the Company with or into another entity, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, (iii) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their Common Shares for other securities, cash or property, or (iv) the Company effects any reclassification or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property (other than a subdivision, consolidation or dividend provided for elsewhere in this Section 3) (in any such case, a “Fundamental Change”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of one Common Share (the “Alternate Consideration”). If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Change. In the event of a Fundamental Change, the Company or the successor or purchasing entity, as the case may be, shall execute with the Holder a written agreement providing that:

(a)	this Debenture shall thereafter entitle the Holder to purchase the Alternate Consideration; and

(b)	in the case of any such successor or purchasing entity, upon such consolidation, merger, statutory exchange, combination, sale or conveyance, such successor or purchasing entity shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Debenture.

3.9	If, in the case of any Fundamental Change, the Alternate Consideration includes shares, other securities, other property or assets of an entity other than the Company or any such successor or purchasing entity, as the case may be, then such written agreement shall also be executed by such other entity and shall contain such additional provisions to protect the interests of the Holder as the board of directors of the Company shall reasonably consider necessary by reason of the foregoing. At the Holder’s request, any successor to the Company or surviving entity in such Fundamental Change shall issue to the Holder a new Debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such Debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3 and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change.

3.10	The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Shares, Conversion Shares for the purpose of issuance upon conversion of the Debenture, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such number of Conversion Shares as shall be issuable upon the conversion of the Principal Amount. The Company covenants that all Conversion Shares that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

3.11	Upon a conversion hereunder, the Company shall not be required to issue share certificates representing fractions of Conversion Shares, and the Company shall be entitled to round the number of Conversion Shares down to the nearest whole number. The Holder agrees to waive any rights or entitlements to fractional Conversion Shares that the Holder may have in connection with a conversion hereunder.

3.12	In each case of an adjustment or readjustment of the Conversion Price for the number of Conversion Shares issuable upon conversion of this Debenture, the Company, at its own expense, shall cause its Secretary or other officer as directed by the board of directors of the Company to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate to the Holder in accordance with Section 6.1. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. No adjustment in the Conversion Price shall be required to be made unless it would result in an increase or decrease of at least one cent, but any adjustments not made because of this sentence shall be carried forward and taken into account in any subsequent adjustment otherwise required hereunder.

4.	Change of Control

4.1	Upon a Change of Control of the Company, holders of the Debentures will have the right to require the Company to repurchase their Debentures, in whole or in part, on the date that is 30 days following the giving of notice of the Change of Control, at a price equal to 100% of the Principal Amount of the Debentures then outstanding, plus accrued and unpaid interest thereon (the “Offer Price”).

If 90% or more of the aggregate principal amount of all debentures issued under the Offering that are outstanding on the date of the notice of the Change of Control have been tendered for redemption, the Company will have the right to redeem all of the remaining debentures (including this Debenture) at the Offer Price.

5.	Events of Default

5.1	The occurrence of any of the following shall constitute an “Event of Default” under this Debenture:

(a)	the Company failing to pay any Principal Amount or interest payment hereof on the applicable due date hereunder and such failure continuing for ten (10) days after written notice thereof is delivered to the Company;

(b)	the Company failing to observe or perform any other covenant or agreement contained in this Debenture which failure is not cured, if possible to cure, within thirty (30) calendar days after notice of such default is sent by the Holder to the Company;

(c)	the Company (i) applying for or consenting to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) being unable, or admitting in writing its inability, to pay its debts generally as they mature, (iii) making a general assignment for the benefit of its or any of its creditors, (iv) being dissolved or liquidated in full or in part (v) commencing a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consenting to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) taking any action for the purpose of effecting any of the foregoing; and

(d)	proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect being commenced and an order for relief entered or such proceeding is not dismissed or discharged within thirty (30) days of commencement.

5.2	Upon the occurrence or existence of any Event of Default and following the expiry of any applicable grace periods and at any time thereafter during the continuance of such Event of Default, the Holder may, by written notice to the Company, declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in subsections 5.1(c) hereof, immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

6.	Notices

6.1	Any notice required or permitted to be given to the Company or the Holder will be in writing and may be given by prepaid registered post, electronic transmission or other means of electronic communication capable of producing a printed copy to the address of the party set forth below or such other address as such party may specify by notice in writing to the other party, and any such notice will be deemed to have been given and received by the party to whom it was addressed if mailed, on the third day following the mailing thereof, if by electronic communication, on the date sent, or, if delivered, on delivery; but if at the time of mailing or between the time of mailing and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered:

To the Company:

SIYATA MOBILE INC.

2200-885 West Georgia St.

Vancouver, British Columbia, V6C 3E8

Attention: Gerald Bernstein

Email: gerry@siyatamobile.com

with an electronic copy to:

Attention: Jeff Durno

Email: jdurno@casselsbrock.com

To the Holder at the address set forth above.

7.	Exchange or Replacement of Debenture

7.1	The Holder may, at its option, in person or by duly authorized attorney, surrender this Debenture for exchange at the principal business office of the Company and receive in exchange therefor a new Debenture in the same principal amount as the unpaid Principal Amount of this Debenture and bearing interest at the same annual rate as this Debenture, each such new Debenture to be dated as of the date of this Debenture and to be in such Principal Amount as remains unpaid and payable to such Holder.

7.2	Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture and (in the case of loss, theft or destruction) of an indemnity reasonably satisfactory to it, and upon surrender and cancellation of this Debenture, if mutilated, the Company will deliver a new Debenture of like tenor in lieu of this Debenture. Any Debenture delivered in accordance with the provisions of this Section 7.2 shall be dated as of the date of this Debenture.

8.	Governing Law

8.1	All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without regard to the principles of conflicts of law thereof.

9.	Waivers

9.1	The Company hereby waives presentment, demand for payment, notice of dishonour, notice of protest and all other notices or demands in connection with the delivery, acceptance, performance or default of this Debenture. No delay by the Holder in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise thereof, or the exercise of any other power or right hereunder or otherwise; and no waiver whatsoever or modification of the terms hereof shall be valid unless set forth in writing by the Holder and then only to the extent set forth therein.

10.	Amendments

10.1	This Debenture may not be amended without the express written consent of both the Company and the Holder.

11.	Severability

11.1	If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

12.	Next Business Day

12.1	Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

13.	Time of the Essence

13.1	Time will be of the essence of this Debenture.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Company has caused this Debenture to be electronically executed by a duly authorized officer as of the date first above indicated. This Debenture is electronically signed and is the only copy that will be issued and is deemed original

SIYATA MOBILE INC.

Per:
Authorized Signatory

APPENDIX A

NOTICE OF CONVERSION

The undersigned hereby irrevocably elects to convert principal due under the attached Debenture of SIYATA MOBILE INC., a company incorporated pursuant to the laws of the province of British Columbia (the “Company”), into Conversion Shares according to the terms and conditions of the Debenture, as of the date written below. If Conversion Shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates, including a medallion guarantee stock power of attorney and such opinions as reasonably requested by the Company. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. Capitalized terms used herein and not otherwise defined shall have the meanings set out in the Debenture.

The undersigned agrees to comply with applicable securities laws in connection with any transfer of the aforesaid Conversion Shares.

Conversion Date:

Conversion Price for Principal Amount:
$0.30
Principal Amount to be converted:
$
Number of Conversion Shares to be issued:

Principal Amount of Debenture remaining unconverted:
$
Register the Conversion Shares in the following name and address:

Signature of the Holder:

Name:

Address:

Phone Number:

Email: